Exhibit 10.13

                       CORT Business Services Corporation
                              4401 Fair Lakes Court
                             Fairfax, Virginia 22033

                                 March 25, 1999

Paul N. Arnold

Dear Paul:

     In recognition of the importance and value to CORT Business Services Corporation (the "Company") of your continued services, you and we agree as set forth below.

          1. If you are employed by the Company when a Change of Control occurs:

               a. The Company will pay or cause to be paid to you a bonus (the "Bonus") equal to $1,200,000.00. The Bonus shall be payable to you within three business days of a Change of Control. All payments due to you hereunder will be subject to all applicable employment and withholding taxes.

               b. In addition to the Bonus, if your employment with the Company is terminated (i) by the Company within one year of a Change of Control other than for Cause or (ii) by you for Good Reason, you and your eligible family members shall be entitled to a continuation of the welfare benefits of medical insurance, dental insurance, and life insurance until the third anniversary of your termination. These benefits shall be provided to you at the same premium cost, and at the same coverage level, as in effect as of your effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all similarly situated executive employees of the Company, the cost and/or coverage level, likewise, shall change for you in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of such period in the event you have available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors or the Board's designee.

               c. If any benefit or payment from the Company to you (whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise) (a "Payment") shall be determined to be an "Excess Parachute Payment" as defined in section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts or benefits payable to you pursuant to this letter agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any payments or benefits hereunder to be an Excess Parachute Payment. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any payment from the Company to you that is not an Agreement Payment would nevertheless be an Excess Parachute Payment, then the aggregate present value of Payments that are not Agreement Payments shall also be reduced (but not below zero) to an amount, if any, so that the present value of such lesser amount maximizes the aggregate present value of Payments to you on an after-tax basis, taking into account income and excise taxes under section 1 and section 4999 of the Code. For purposes of this Section 1, present value shall be determined in accordance with section 280G(d)(4) of the Code.

          2. As used herein, the following shall have the meanings set forth below:

               a. "Cause" shall mean the occurrence or existence of any of the following with respect to you, as determined in good faith by the Board of Directors of the Company:

                    (1) your conviction of a felony  involving moral  turpitude;
               or

                    (2) your willful refusal, after notice and a thirty (30) day opportunity to cure, to perform such services as may be reasonably delegated or assigned to you, consistent with your position, by the Board of Directors.

               b. "Change of Control" means and shall be deemed to have occurred upon:

                    (1) any person,  other than the Company or a Related  Party, acquires directly or indirectly the beneficial ownership of any voting security of the Company and immediately after such acquisition such person has, directly or indirectly, the beneficial ownership of voting securities representing 20% or more of the total voting power of all the then-outstanding voting securities of the Company, or

                    (2) those  individuals who as of the date hereof  constitute the Board of Directors of the Company (the "Board") or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

                    (3) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, or an acquisition of securities or assets by the Company (a "Transaction"), other than a Transaction with Related Parties, and other than a Transaction which would result in the holders of voting securities having 100% of the total voting power represented by the voting securities outstanding immediately prior thereto continuing to hold voting securities of the Company or voting securities of the surviving entity having at least a majority of the total voting power represented by the voting securities of the Company or the voting securities of such surviving entity outstanding immediately after such Transaction; or

                    (4) the consummation of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in Related Parties owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction.

          Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this letter agreement if you are an equity participant with the acquiror in the transaction that would otherwise result in a Change of Control.

               c. "Good Reason" shall mean the occurrence or existence of any of the following with respect to you:

                    (1) your base  salary  plus bonus at target is reduced  from that currently in effect, or your other employee benefits are in the aggregate materially reduced from those currently in effect (unless such reduction of employee benefits applies to employees of the Company generally), or

                    (2) you are assigned  duties that are  otherwise  materially inconsistent with the duties currently performed by you;

                    provided, that (i) you notify the Company in writing of your intention to terminate for either of the foregoing reasons and (ii) the Company shall have not remedied such situation within fifteen (15) days after receiving such written notice.

               d. "Related Party" means (A) a majority-owned subsidiary of the Company; or (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of voting securities of the Company; or (D) any executive officer or director of the Company or any affiliate of any executive officer or director of the Company.

          3. Nothing in this letter agreement shall be construed as giving you any right to remain in the employ of the Company and you hereby acknowledge that you are and will remain an employee-at-will of the Company, terminable with or without Cause.

          4. This letter agreement shall terminate one year from the date hereof if no Change of Control has occurred by such date.

          5. This letter agreement may be amended or modified only by an agreement in writing executed by you and the Company.

          6. This letter agreement shall be construed and interpreted under the laws of the State of Virginia. Because it is agreed that time will be of the essence in determining whether any payments are due to you under this letter agreement, any disputes arising hereunder shall be submitted to binding arbitration in Fairfax, Virginia, or such other place as the parties may agree. The parties agree that the arbitration award shall be the sole and exclusive remedy between them regarding any and all claims arising hereunder.

          The arbitration shall be conducted pursuant to the commercial rules of the American Arbitration Association, subject to the following provisions:

               a. the arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator, no continuance of said hearing shall be allowed without the mutual consent of the parties, absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award, hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award;

               b. the arbitrator's award shall be rendered as expeditiously as possible and the parties will request that the arbitrator render the award no later than one week after the close of the hearing, the award of the arbitrator shall be final and binding upon the parties, the award may be enforced in any appropriate court as soon as possible after its rendition and if an action is brought to confirm the award, both parties agree that no appeal shall be taken by either party from any decision rendered in such action; and

               c. if you are the prevailing party as determined by the arbitrator, in any such arbitration proceeding, you shall be awarded reasonable costs and attorneys' fees.

          7. This agreement shall inure to the benefit of your heirs, assigns, and legal representatives. Additionally, this agreement shall be binding upon the parties hereto, and their respective successors and assigns.

     If the foregoing accurately sets forth our understanding with respect to the subject matter set forth above, please sign below and return an executed copy of this letter to Frances Ann Ziemniak at the Company.

                                        Very truly yours,

                                        CORT BUSINESS SERVICES CORPORATION

                                        By: ______________________________
                                            Title:


Agreed and Accepted,
March ____, 1999